Exhibit 99.2

Duos Technologies

Press Conference | June 18, 2024

Presenters

Chuck Ferry, Duos Technologies Group CEO

Adrian G. Goldfarb, Duos Technologies Group CFO

Doug Recker, Duos Edge AI President

Q&A Participants

John Avendano, Ph D. – FSCJ president

Dr. Bob Touchton – Advanced Autonomy Specialists

Tim Weintraut – Alpha Wolf Capital

YouTube Channel Participants

Adrian Goldfarb:

Okay, so good morning. My name is Adrian Goldfarb. I'm a Chief Financial Officer for Duos Technologies. I would like to take this opportunity to welcome everyone. Thank you for taking the time out of everybody's busy schedule to be with us, and it's the people both here in person at our headquarters and also the many of you who have chosen to watch this on our live-streaming YouTube channel. We would particularly like to welcome the Jacksonville Chamber of Commerce. Thank you very much. And all the members who are present here today. Our press conference is scheduled for approximately 30 minutes with some comments from senior management and also some time for Q&A. Let me also introduce some other executives who are here. Mr. Jeff Necciai, who's our Chief Technology Officer. Ned Bushman, our Director of Engineering, is out back. And Dave McKee somewhere in the back. There he is, who's a strategic advisor for us.

Following the Q&A, if you'd like to tour the facility, please see Fei Kwong who will arrange for you to be accompanied, given that we've got an active operation going on at the moment, so we just need to be accomplished for safety reasons. A couple of just safety briefings. In the unlikely event of an emergency, please exit through the main door where you came in, assemble by the Duos Tech sign, and await further instructions. And most importantly, because I usually forget this, the restrooms can be found if you go down past the main desk, past the kitchen, and turn to the right. There's a series of restrooms there. Now, without further delay, let us begin with our press conference and let me welcome the main speaker for this morning, Duos Technologies CEO and member of the board of directors, Mr. Chuck Ferry.

Chuck Ferry:

Thank you. Good morning everyone, and thank you for joining Duos Technologies here at our headquarters here in Jacksonville, Florida, and also for all those that are viewing the press conference today during our YouTube channel as well. Thank you very much for joining us. My name is Chuck Ferry. I'm the Duos Technologies Group CEO, and I'm real excited to discuss three key initiatives we are currently working on that are going to transform our technology startup company into a more diversified and profitable company here in the next 12 to 18 months. A brief overview of my background for those who don't already know me. I served 26 years in the United States Army as an enlisted man, NCO and Commissioned Officer leading infantry, ranger, and special operations units, to include 48 months of combat in Afghanistan, Iraq, and Somalia. After retiring in 2009, I've been a general manager of a defense contracting company based in Tampa, Florida, Chief Executive Officer of an international fast power company based here in Jacksonville, APR Energy, and for the last four years have been the CEO for Duos Technologies.

Duos Tech, which is a publicly traded NASDAQ company, currently employs 75 highly skilled people here in the local area, which includes electrical, mechanical, systems, and optical engineers, IT engineers, software developers, AI data scientists, program and construction managers. You can see some of our construction managers out back out loading our large edge data center right now. And railroad specialists, which includes mechanical car men and operation specialists. About a third of our workforce are military veterans and most of our employees have college degrees, many of whom earned those degrees here at local universities here in Jacksonville and throughout the state of Florida. To say I'm proud of our team here is an understatement. Our key offering today is a sophisticated large-scale scanning technology known as a railcar inspection portal, or we call it a RIP®. Duos is the inventor of the railcar inspection portal, and we've been deploying this technology since 2010.

We're the only turnkey provider of this cutting-edge, machine vision, artificial intelligence, wayside detection system. You'll often hear our railroad customers call it by other names. Sometimes you hear it called automated inspection portal or AIP, or some of other customers like to call it the train inspection portal or TIP. Regardless of the name, Duos designs, manufacturers installs, operates every aspect of the solution, including the hardware, the software, the IT infrastructure, as well as the artificial intelligence development, and it's all done right here in Jacksonville, Florida. Duos holds 10 active patents and currently has six more pending for the railcar inspection portal. Currently, we operate and maintain 13 of the railcar inspection portals covering large parts of Canada, Mexico, as well as the United States, providing service to major passenger and freight railroads, which includes Amtrak, Canadian National, CSX, CPKC, and Ferromex. We have an additional three portals scheduled for installation later this year and early next year, including two highly advanced versions that can scan railcars at speeds up to 125 miles per hour. That'll be for Amtrak up on the northeast corridor.

With this background in mind, let me now get to the main reason why we felt it was important to hold this press conference. Duos is in the process of implementing a major expansion of our business, based on the solid foundation built in the last several years. Our first initiative is related to expanding the usage of literally millions of images and associated data generated by the 13 portals, which see on average more than 50% of the railcars in operation in all of North America. To that end, Duos has signed a long-term strategic partnership agreement with one of our customers that allows us to extend safety data subscriptions to rail owners and shippers, which there are hundreds of. We are now able to provide critical safety and security data from eight of our 13 portals that we operate at a very affordable price. We expect to announce further information about this partnership in the next few weeks, and this gives us a solid pathway now to growing our recurring revenue and to fund future technology improvements.

Our second key initiative is our ongoing work in support of Amtrak. Coming off script a little bit, if you walk through our building, you will see equipment, which includes the equipment that's being moved out back right now by a 100-ton crane, and a lot of that equipment right now is scheduled to go up into Amtrak at the Secaucus location. After two years of development, manufacturing, and preparation, we're now moving into the installation phase for two of the most sophisticated railcar inspection portals that will operate in Secaucus, New Jersey, on our nation's critical northeast corridor. These portals can do a 360-degree safety scan of a passenger train at 125 miles per hour. One of the key defining technologies of the Duos solution is the ability to process data at the edge. That is, by placing our image and AI processing systems as close as physically possible, which allows us to provide critical safety data to the rail operator within 60 seconds of the train passing.

Due to the massive amount of data processed, attempting to send all that data over the network would be extremely inefficient, delaying the results of the analysis. Duos is a leader in the provision of edge data processing, and I'm pleased to announce today that we're out loading a large edge data center from our headquarters with a 100-ton crane or oversized flatbed truck to be placed track-side in Secaucus, New Jersey, that will serve as the brain of these two new portals. And I do want to make a shout-out to our partner, Landstar, which is also a Jacksonville based company, which you're all pretty aware of. Mr. Frank Lonegro, who's the new CEO of Landstar, also happens to be a member of our board of directors, and so I'm real proud that Frank is also on our team as a very experienced railroader, obviously now as a [inaudible 00:08:08] moving some of our equipment. This edge data center computes more than 85 gigabytes per second using advanced Dell servers and NVIDIA GPU cards through a set of software and artificial intelligence to deliver actionable safety data in less than 60 seconds after the railcar passes.

These new railcar inspection portals are expected to be fully operational on the northeast corridor in early 2025, but Amtrak isn't waiting to use this technology. Late last year, Amtrak and Duos began a pilot program to test the subscription concept I previously mentioned. At three different existing portal locations, Amtrak long-distance passenger trains are scanned and the machine vision images are sent real time to Amtrak mechanical inspectors who have used the data with excellent results during that testing period. This is the same benefits that will now be available to hundreds of car owners and shippers here immediately. This leads me to the third initiative which we'll discuss before we take questions, and it is a very exciting opportunity for us to diversify, using the experience and the skill sets that already exist here in the company. As mentioned in the Amtrak opportunity, Duos is a leader in the provision of edge processing for applications that require near-instantaneous response time of analysis on massive amounts of data.

Rapid growth is expected in the data center industry given the rollout of 5G and AI computing that impacts every aspect of our economy. Billions of private and government dollars are being committed to support this growth, which includes installing and operating edge data centers just like the one that you see out back here in our parking lot, and is similar to the 13 edge data centers we currently already operate out in the field. In fact, I have a quote here from TD Cowan, a key analyst in the data center and telecommunications space. So according to Michael Elias, Senior Equity Research Analyst at TD Cowan, "AI is driving a re-rating of data center demand, as the data center leasing scene in the last 12 months is the equivalent of adding an entire New York City to the US electricity grid." As you can see, a huge area for opportunity for us.

Given our leadership in this area, I am pleased to formally announce that we have incorporated Duos Edge AI as a standalone subsidiary of Duos Technologies Group. This is the first new subsidiary and planned major market expansion in the company's history. The new company will be focused on installing, owning, and operating Edge Data Centers. We are already engaged in discussions with potential users of the Edge Data Centers, and I expect this line of business to grow quickly, and again producing fast increasing recurring revenue for us while at the same time diversifying the company. As an adjunct to that business, I previously mentioned that I served as CEO of a power company, specifically APR Energy here in Jacksonville, Florida, and that a number of the folks that are on our staff today here at Duos Tech served with me in that company and also happen to be experts in the area of power.

Our engineering and implementation of this will likely provide additional sources of business for us, since the US is very short of power for the anticipated new data centers. For our Wall Street followers, I now believe that these three initiatives announced this morning put Duos front and center of the fastest-growing markets over the next several years, namely AI and infrastructure, including data centers and power provision. Finally, in order to help us achieve the anticipated growth that these new initiatives bring, I am very pleased to announce, effective July 15th, 2024, Mr. Doug Recker as the president and founder of Duos Edge AI. Doug, could you please come up and join me?

So a little bit about Doug. Doug has over 30 years of experience in the telecommunications and data center industry. I think many of the folks here in this room, some of you guys know him already and know of his track record, but we'll talk a little bit more about him. Most recently, he was a CEO and founder of Edge Presence, successfully building and operating an edge data center company, and he was also the CEO and founder of Colo5, a large brick and mortar data center colocation company with multiple sites in Florida. Colo5 was acquired by Cologix in 2014. Doug is also a former marine infantryman and veteran. Doug, I'd like to turn it over to you for your comments, please.

Doug Recker:

Okay. Thanks, Chuck. Thank you, Chuck. I am very excited about this, and if you thought that was cool, wait until you see this stuff. So, real excited about this. Duos AI and the market potential with Edge Data Center in the data center industry is phenomenal. Duos Edge AI will primarily start with a focus on education, healthcare, oil and gas, as well as manufacturing and rural areas in tier-three and tier-four markets. Our mission is to bring the same level of connectivity and compute power to those in rural areas seen in the bigger cities across America, so students will have the same advantages regardless of where they live, provided by better and faster access to information and technology. Doctors and hospitals will be able to provide remote healthcare, services that patients typically have to travel a long way to acquire. Rural cities will be able to attract bigger companies for manufacturing because our solution will deliver the necessary AI compute power and deliver more AI speeds onsite rather than 150 to 350 miles away, so closer to the eyeballs is what we call it.

Duos Edge AI has the most innovative design modular approach in its edge sites. Our sites offer the same technology, security, computer power that the traditional brick and mortars offer. Our sites will create competition in the local markets with connectivity and carrier choice while lowering latency to as low as two milliseconds in some areas, which is incredible. We'll also allow cloud providers and bare metal providers to access their customers in these markets. We'll see these use cases expanding across agricultural industry as well as cultivating soil, producing crops. Raising livestock is becoming even more dependent on AI technology. Our edge sites will allow this industry to employ the use of drones, autonomous vehicles, to enhance and improve their operations. We have seen opportunities that tie the weather forecast to assist farms and water conservation efforts. This is just one example of how AI can change the agricultural landscape.

It will create better competition, help farmers save a tremendous amount of money, and produce better yields from their crops and livestock. Honestly, Chuck, the opportunities are endless in this market. Just as Duos delivers the edge computing track-side for the rail industry, as the need for higher density compute AI, local proximity continue to grow, Duos Edge will be able to provide the best possible solution for these smaller markets. Our edge sites will provide ongoing recurring revenue and will also help local communities be more competitive and drive growth. It's a truly win-win situation for all parties involved. We're excited to launch this division in mid-July and we'll have additional updates on our business activities in early August, so here we go. We're ready to run. Chuck, thank you.

Chuck Ferry:

Okay. Thank you, Doug. I am really, really excited about working with you and we're so glad that you've joined our team and we look forward to getting this part of the business going. Ladies and gentlemen, I hope as you walk around our headquarters today, you won't just see, but you'll feel the excitement and the talent that's within this building here. Again, largely all here from the Jacksonville area, and again, we're very, very fortunate to have everyone here as well as everyone that's watching on the webcast. This ends our formal comments, and at this point, we'd be happy to take questions, please. And we also have some questions from out in TV land as well.

Adrian G. Goldfarb:

Go ahead first.

Chuck Ferry:

Yeah.

Adrian G. Goldfarb:

Okay. Well, I'll get started.

Chuck Ferry:

Okay. Well, we get-

Adrian G. Goldfarb (on behalf of Tim Weintraut – Alpha Wolf Capital) :

The first question from YouTube is, "With the hiring of the president for this new business opportunity, would it be rational to believe that there are some strong indications that there could be the announcement of a contract in the near term?"

Chuck Ferry:

Yeah. Look, we've publicly talked about, in our quarterly earnings calls, the fact that we're actively in discussions right now with several parties down in the state of Texas. We're not going to talk about their names right now because it's sensitive, but we've already have plans right now to install our first three edge data centers, most likely down in the state of Texas, and we will bring more information and news about that here in the coming future.

Adrian G. Goldfarb (on behalf of Tim Weintraut – Alpha Wolf Capital)

Okay. The next question is, "How long do you anticipate it will take before the shareholders have a clear picture of the magnitude this opportunity presents to Duos?"

Chuck Ferry:

Yeah, I think the most likely time, obviously we'll talk in more detail about this during our quarterly earnings call in August, which is coming up pretty fast. And then Doug and I have already talked about doing some follow-on press releases where we'll put out more detailed plans and what that means in terms of shareholder value that goes with that, but I think that'll come in the next month or two for sure. Any other questions here from the local group here, please? Yes, sir.

John Avendano, Ph D.:

Quick question. So obviously expansion is part of the plan here. You employ 70 plus employees now. What are you looking to have the expansion look like? And then where you're going to gather future talent?

Adrian G. Goldfarb:

Just repeat the question.

Chuck Ferry:

Yeah, so the question from the crowd here is what does our growth look like in terms of number of employees and things like that here, look, and what does that mean here for the community of Jacksonville? In my opinion, I think over the next two or three years, we'll probably double the size of our staff if things go the way that we anticipate them. It could even be more than that. At this point right now, we've a lot of folks talk about the challenges of recruiting software developers, AI data scientists. Those are hardware engineers that we have, and in the past it's been challenging for us. In the last 18 months, for us here in this company, I have not had a problem recruiting. Partly because of what we do here and because of the team that we've assembled, we've had great success in recruiting those highly skilled, talented folks and retaining them here as well. And that's largely due to Jeff Necciai, our CTO, and some of the other key leaders that we have here in the company.

Adrian G. Goldfarb:

Another question from the field. How closely are you working with the railroad industry in general as you roll out the subscriptions?

Chuck Ferry:

Yeah, no, so look, we're very, very close and very actively engaged with the rail industry writ large. So with the help of David McKee, who is a 40-year railroad veteran, and again, some of the other leaders here, over the last year, we have probably briefed more than 30 senators and congressmen up in Capitol Hill related to the Railway Safety Act and some of the ongoing other initiatives for safety in the United States. We've briefed the Federal Rail Administration. They've visited here at our headquarters. And we've also briefed the national leadership of the labor unions that represent the mechanical car men. We actually have three mechanical car men here on our staff because they provide the subject matter expertise for the railcar inspection portal. And obviously, we have CSX is one of our main customers. They're right here in Jacksonville, and they provide obviously a number of jobs here in the local area as well as nationwide.

So in that vein, I think this week we actually have a session with Railway Age, which is a large conglomerate of rail safety and rail executives. We're going to do about a 10-minute pitch. We will sit right in between Joe Hinrichs, the CSX CEO, who's going to address that meeting, as well as the NS CEO, Alan Shaw, so we're looking forward to that later this week.

Adrian G. Goldfarb:

Okay. Question for Doug here, if you want to-

Chuck Ferry:

Awesome. Come on up here, Doug.

Adrian G. Goldfarb:

So Doug, they want to know, why Duos?

Doug Recker:

Why Duos? The name or the company?

Adrian G. Goldfarb:

The company. Why did you join?

Doug Recker:

Oh, well, it's pretty apparent. I've been in this business a long time. I've built brick and mortar data centers. I've built modular data centers for years, so the challenge in the business and the modular deployment business is to find the right people that can deploy and manufacture these. So you have one piece is the manufacturing, but the big piece is anybody can build a pod. It's how you put them on the ground, how quickly you put them on the ground. Do you put them on the ground correctly? How do you manage that process? Well, when I first met these folks four or five months ago, I came in, they have all the people. This is a perfect fit for somebody that's doing it. They're already deploying microdata centers, but on a larger scale, they have the infrastructure in place. They have know-how. They have the engineers. They have the electricians.

And for a small company like myself, that's hard to get and it's hard to employ those folks, so the assets were already here. Now, I incorporate my design, my product into this, and it's a win-win. We can deploy quickly, we can hit the customers quickly and meet their demands. And with the demand of the data center business right now, they actually develop power, so I can really deploy my pod and have its own power source. It's incredible, because the challenges of permitting and power and all that, they all come together here and make this a big win for us. So I'm extremely excited to see how quick we can launch this.

Adrian G. Goldfarb (on behalf of YouTube Channel Participants) :

And one more question for Doug. Given that Duos has already had partnerships with Nvidia and Dell, is that going to be helpful to being growing that business?

Doug Recker:

Oh, extremely helpful. You're talking about two brilliant, great companies, and they're in need also of something like this. So we put all this expertise together, their current relationships, I think it's a win-win for everybody, like I said before.

Adrian G. Goldfarb:

Okay, great.

Chuck Ferry:

Just want to follow on from Doug here. Following what Doug was talking about, in the fall of 2017, there was probably about 12 of 15 folks that are in this company now that were with me at APR Energy. Fall of 2017, we put in five power plants simultaneously, so we had two power plants going in, about 270 megawatts, into Southern Australia on two different sites. The hurricanes went through the Caribbean and took out Puerto Rico. Terrible, terrible Hurricane Maria. We deployed and built two different power plants down there and about 20 days flat. During the same time, we're building plants in Australia, and then they had earthquakes in southern Mexico, and we airlifted another power plant. All five of these plants were all put in about 120 days flat. And so the core of the staff that's here, again, all from Jacksonville, Florida, when you put that team together, it is a good match, I think, for what we intend to do here right now in the data center business.

Dr. Bob Touchton:

Now that you bring up Australia-

Chuck Ferry:

Sure.

Dr. Bob Touchton:

... what's on the horizon or in the game plan for international sales of RIP itself? It seems like this is an issue that's not just limited to the United States.

Chuck Ferry:

Yeah, so the question was what are our plans to take the railcar inspection portals and other technologies international, given our backgrounds of being international here. The answer is we actually have several, probably five or six active proposals in progress right now for international opportunities. One of them actually is from Australia, because they have a very large rail network there. Another one's coming out of Saudi Arabia. We've had others come out of South America, and then we have additional ones coming out of both Mexico and Canada, so those are active and ongoing. We have not actually scored, so to speak, or closed any of those contracts, but there's certainly a lot of interest out there. And then we also have international partners, larger rail operating companies that are calling us and asking us to partner with them, so we look forward to hopefully consummating some of that in the future.

Adrian G. Goldfarb:

Any other questions?

Chuck Ferry:

Okay, so we will end the formal press conference. So obviously out back, we're out loading this large edge data center, and then here in the building we have Fei Kwong and some of our senior leaders. We'd be very happy to take you around the building, show you some of the different pieces of equipment that have designed and developed and patented. They're right here in the building. I call it the petting zoo. And we'd be happy for you to take a look at those. Thank you again for joining us.